Exhibit 16.1

April 28, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	111, Inc.
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Life Sciences

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, 111, Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, Deloitte Touche Tohmatsu Certified Public Accountants LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including, among others, the Schedule 13D filed on September 9, 2022 by Sunny Bay Global Limited, Junling Liu, Infinity Cosmo Limited, Xiaomei Michelle Song and Gang Yu and the Schedule 13D/A filed on October 31, 2022 by Sunny Bay Global Limited, Junling Liu, Infinity Cosmo Limited, Xiaomei Michelle Song, Gang Yu, 6 Dimensions Capital, L.P., 6 Dimensions Affiliates Fund, L.P., 6 Dimensions Capital GP, LLC, Lianyong Chen, ClearVue YW Holdings, Ltd., ClearVue Partners, L.P., ClearVue Partners GP, L.P., ClearVue Partners Ltd., Harry Chi Hui, Zall Capital Limited, Zhi Yan, Tongyi Investment Holdings Limited, Monarch Investment Holdings Limited, Harvest Management Holdings Limited, Zhenxiang Huo, First Pharmacia International, BVCF Realization Fund, L.P., BVCF Realization Fund GP, Ltd., Zhi Yang and J.P. Morgan Trust Company of Delaware, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of March 31, 2023, Sunny Bay Global Limited, ClearVue Partners, L.P., Infinity Cosmo Limited and First Pharmacia International beneficially owned approximately 21.4%, 9.5%, 6.9% and 5.2% of the Company’s total outstanding ordinary shares, respectively, and collectively beneficially owned 43.0% of the Company’s total outstanding ordinary shares. The Company respectfully submits that, to its best knowledge and based on an examination of its register of members and public filings made by its shareholders, (i) it is not aware of any of the foregoing shareholders being owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission; and (ii) no other shareholder owned more than 5% of the Company’s outstanding ordinary shares as of March 31, 2023.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact the undersigned or Kevin Zhang (Tel: +852-2533-3384) of Davis Polk & Wardwell LLP.

Very truly yours,
/s/ Junling Liu
Name: Junling Liu
Title: Chief Executive Officer

cc:
Kevin Zhang
Davis Polk & Wardwell LLP